Filed pursuant to Rule 433
Dated 8/11/06
Registration No.333-132201

FINAL TERMS AND CONDITIONS

TOYOTA MOTOR CREDIT CORP

US$ 200,000,000 Floating Rate Medium-Term Notes due August 15, 2008

Issuer
Toyota Motor Credit Corp.

Structure
2 year MTN FRN

Pricing Date
August 11,2006

Interest Accrual Date
August 16,2006

Settlement Date
August 16,2006

Maturity Date
August 15,2008

Issue Ratings
Aaa/AAA

CUSIP
89233PZB5

Form of Note
Registered Medium-Term Notes

Principal Amount
200,000,000

Pricing Benchmark
FED Funds same day effective; 2 day lockout prior to interest payment dates

Reoffer Yield
FF + 8bps

Reoffer Price
100%

All-in Price to Issuer
99.96%

Net Proceeds
199,920,000

Interest Reset
Daily

Interest Pay Frequency
Quarterly

First Payment Date
November 15, 2006

Interest Payment Date(s)
15th Feb / May / Aug / Nov

Day Count
Actual / 360

Business Days
New York

Day Count Convention
Following, Adjusted

Minimal Denominations
$1,000

Agent
Greenwich Capital Markets, Inc.

The issuer has filed a registration statement (including a base prospectus) with the SEC for the offering to which this free writing prospectus relates. Before you invest in this offering, you should read the base prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov <http://www.sec.gov/>.
Alternatively, RBS Greenwich Capital will arrange to send you the base prospectus at no charge if you request it by calling 1-866-884-2071 or emailing offeringmaterials@rbsgc.com.